Exhibit 5.1

May 6, 2014

Sterling Construction Company, Inc.

20810 Fernbush Lane

Houston, Texas 77073

Gentlemen:

We have acted as special counsel to Sterling Construction Company, Inc., a Delaware corporation (the “Company”), in connection with the public offering of 2,100,000 shares of the common stock, $0.01 par value per share, of the Company (the “Shares”) pursuant to the Company’s Registration Statement on Form S-3 (Registration No. 333-195087), as amended, filed under the Securities Act of 1933, as amended (the “Securities Act”), and declared effective on April 29, 2014 (the “Registration Statement”). A prospectus supplement dated April 30, 2014, which, together with the accompanying prospectus dated April 29, 2014, shall constitute the “Prospectus,” has been filed pursuant to Rule 424(b) promulgated under the Securities Act.

As the basis for the opinions hereinafter expressed, we have examined such statutes, including the Delaware General Corporation Law (the “DGCL”), regulations, corporate records, certificates of corporate and public officials, and other instruments and documents as we have deemed necessary or advisable for the purposes of this opinion. In making our examination, we have assumed and not verified (i) the genuineness of all signatures on documents examined by us, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals and (iv) the conformity with the original documents of all documents submitted to us as certified, conformed, electronic or photostatic copies. We have also assumed that all Shares will be issued and sold in the manner described in the Prospectus and in accordance with the terms of the underwriting agreement dated April 30, 2014 relating to the offer and sale of the Shares (the “Underwriting Agreement”).

Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that (i) the issuance of the Shares by the Company in accordance with the terms of the Underwriting Agreement has been duly authorized by the Company and (ii) when the Shares have been issued and delivered in accordance with the terms of the Underwriting Agreement, the Shares will be validly issued, fully paid and non-assessable.

We express no opinion other than as to the federal laws of the United States of America and the DGCL (including the applicable provisions of the Delaware constitution and reported judicial decisions interpreting those laws).

We consent to the filing by you of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed on the date hereof, and we further consent to the use of our name under the caption “Legal Matters” in the Prospectus. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the

Sterling Construction Company, Inc.

May 6, 2014

Securities Act or the rules and regulations issued thereunder. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

Very truly yours,

/s/ Andrews Kurth LLP